Exhibit 99.1

Gladstone Commercial Corporation Prices Preferred Stock Offering

MCLEAN, Va., Jan. 25, 2012 — Gladstone Commercial Corporation (NASDAQ: GOOD) (the “Company”) today announced that it has entered into an agreement to sell 1,400,000 shares of its newly designated 7.125% Series C Cumulative Term Preferred Stock (the “Series C Preferred Stock”) at a public offering price of $25.00 per share, raising $35.0 million in gross proceeds and approximately $33.4 million in net proceeds after payment of underwriting discounts and commissions and estimated expenses of the offering payable by the Company. The Company has also granted the underwriters a 30-day option to purchase 210,000 additional shares of the Series C Preferred Stock on the same terms and conditions to cover over-allotments, if any. The closing of the transaction is subject to customary closing conditions and the shares are expected to be delivered on February 1, 2012. Jefferies & Company, Inc. is serving as the sole book-running manager for the offering, and J.J.B. Hilliard, W.L. Lyons, LLC, Wunderlich Securities, Inc., and Dominick and Dominick LLC are serving as co-managers.

The Company intends to use the net proceeds from its offering of the Series C Preferred Stock (the “Offering”) to repay any outstanding indebtedness under its line of credit and for acquisitions of real estate.

The Offering is being conducted as a public offering under the Company’s effective shelf registration statement filed with the Securities and Exchange Commission (Registration No. 333-169290). To obtain a copy of the Offering’s prospectus dated September 27, 2010 and prospectus supplement dated January 25, 2012, please contact: Jefferies & Company, Inc., 520 Madison Avenue, 8th Floor, New York, New York, 10022 (Attention: Investment Grade Debt Capital Markets) or call (201) 761-7610.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Gladstone Commercial Corporation is a publicly-traded real estate investment trust (“REIT”) that focuses on investing in and owning triple-net leased industrial, commercial, medical and retail real estate properties. The Company currently owns 72 properties.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements about the Company’s business that are not historical facts are “forward-looking statements.” Forward-looking statements are based upon current expectations. You should not rely upon our forward-looking statements because the matters that they describe are subject to known and unknown risks and uncertainties that could cause the Company’s future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such statements. Such risks are set forth under the captions “Item 1A. Risk Factors” and “Forward-Looking Statements” in our annual report on Form 10-K and under the caption “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in our quarterly reports on Form 10-Q, and are described in our other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise.

SOURCE Gladstone Commercial Corporation

For further information: CONTACT: Investor Relations, +1-703-287-5893